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                                                                    Exhibit 11.0

                             BTU INTERNATIONAL, INC.
         CALCULATION OF NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)

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
                                   For the Three Months Ended      For the Six Months Ended
                                   --------------------------      ------------------------
                                     June 29,      June 30,         June 29,     June 30,
                                       2003          2002             2003         2002
-------------------------------------------------------------------------------------------
Net loss                            $(1,863)       $(1,465)         $(3,636)     $(2,766)

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Net loss applicable to
     common stockholders            $(1,863)       $(1,465)         $(3,636)     $(2,766)
===========================================================================================

Weighted average number of
  shares outstanding:

     Basic Shares                 7,002,578      6,870,244        7,002,578    6,855,551
     Effect of Dilutive Options           0              0                0            0
-------------------------------------------------------------------------------------------

     Diluted Shares               7,002,578      6,870,244        7,002,578    6,855,551
===========================================================================================

Loss per Share

===========================================================================================

     Basic                           $(0.27)        $(0.21)           (0.52)      $(0.40)

     Diluted                         $(0.27)        $(0.21)           (0.52)      $(0.40)
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